Exhibit 99.1

  Hudson United Bancorp Reports Reduced EPS Effect of Stock Based Compensation

     MAHWAH, N.J--(BUSINESS WIRE)--July 26, 2004--Hudson United Bancorp ("the Company") (NYSE: HU) today reported its expectation of the pro forma effect of stock based compensation on 2004 results. The Company's financial statements for the quarter ended March 31, 2004 indicated that stock based compensation expense would reduce pro forma net income by $0.05 per fully diluted share ($0.20 per fully diluted share for the full year 2004). The pro forma net income effect is being adjusted to $0.01 per fully diluted share for the quarter ended March 31, 2004 and is expected to be $0.01 for the full year 2004.
     As of January 1, 2003, the Company adopted SFAS No. 148 and has chosen the prospective method of transition to recognize the effect of the cost of stock based compensation. The adoption of this standard did not have a material effect on the Company's operations.
     Under the prospective method of transition the cost of stock options granted to employees in 2002 and prior years is not recognized as an expense in the Company's statement of income. The cost of stock options granted to employees during 2003 and 2004 is recorded as an expense in the statement of income. The Company presents the pro forma effect of stock based compensation in the financial statement footnotes. Following the release of the Company's results for the second quarter, the Company identified an error in the computation of the pro forma effect amounts included in the financial statement footnotes as of March 31, 2004 and all prior periods. The computation error does not change the amounts reported as net income or earnings per share in the statement of income.
     The Company projects that the pro forma effect of stock based compensation for stock options granted to employees in 2002 and prior years will reduce reported earnings per share by approximately $0.01 for the full year 2004. This amount differs from the pro forma effect previously reported for the quarter ended March 31, 2004.


                   Three Months Ended March 31, 2004
                   ---------------------------------

                                           As Previously
                                              Reported    As Adjusted
                                           ------------- -------------

Net Income                                 $     30,982  $     30,982

Plus: Stock-based employee compensation
 cost, net of related tax effects,
 included in net income as reported        $        266  $        266
Less: Stock-based employee compensation
 cost, net of related tax effects, that
 would have been included in the
 determination of net income, if the fair
 value method had been applied to all
 awards                                    $      2,675  $        433

Pro Forma net income                       $     28,573  $     30,815

Basic earnings per share
          As reported                      $       0.69  $       0.69
          Pro forma                        $       0.63  $       0.69

Diluted earnings per share
          As reported                      $       0.69  $       0.69
          Pro forma                        $       0.64  $       0.68


     The financial statements as of June 30, 2004 and for the three month and six month periods then ended to be filed on Form 10-Q will reflect the adjustment of pro forma earnings and EPS for all periods presented.

     CONTACT: Hudson United Bancorp
              Kenneth T. Neilson, 201-236-2631
              or
              James W. Nall, 201-236-2769